UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15d of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2008
WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:     (302) 651-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06.	MATERIAL IMPAIRMENT.
Wilmington Trust Corporation (NYSE: WL) will incur a non-cash impairment charge of approximately $66.8 million in the 2008 second quarter against the valuation of its investment in affiliate money manager Roxbury Capital Management (RCM). On an after-tax basis, this equates to approximately $43.5 million, or approximately $0.64 per share.
This non-cash charge is not expected to affect Wilmington Trust’s risk-based capital, dividend, or debt covenants adversely. All risk-based capital ratios are expected to remain higher than the minimums required for well-capitalized institutions.
In addition, this reduction in valuation will not have a material effect on Wilmington Trust’s revenue. Revenue from the investment in RCM was $0.3 million for the 2008 first quarter and $1.2 million for the 2007 full year.
This non-cash charge is the result of impairment testing under U.S. generally accepted accounting principles, which was triggered by business conditions at RCM, a growth-style manager based in Santa Monica, California. One of these conditions was a continued decline in assets under management, which decreased 8% from $2.5 billion at December 31, 2007, to $2.3 billion at May 31, 2008. Other conditions included the firm’s operating performance and its near-term projections, both of which were below expectations. RCM is expected to record an operating loss for the 2008 second quarter.
On June 19, 2008, Wilmington Trust management determined that the carrying value (the value ascribed to the asset) of Wilmington Trust’s investment in RCM had declined from $89.0 million to $22.2 million, and that the decline was other than temporary. Wilmington Trust retained a third-party firm, Berkshire Capital Securities LLC, to help determine the value of its investment in RCM.
The $66.8 million decline in carrying value will be recorded as a non-cash impairment charge (expense) in the income statement for the 2008 second quarter. The decline in carrying value also will be reflected on the balance sheet in goodwill, since that is where the majority of the RCM investment is recorded. Wilmington Trust plans to announce 2008 second quarter earnings on July 18, 2008.
Since Wilmington Trust accounts for its investment in RCM under the equity method of accounting, the impairment test was performed in accordance with Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock,” using a discounted cash flow methodology.
The valuation change does not affect Wilmington Trust’s ownership position in RCM. At March 31, 2008, Wilmington Trust owned 30% of RCM’s preferred profits and 41.23% of its common interests. Wilmington Trust records revenue from its investment in RCM net of expenses in noninterest income.
The decline in RCM’s managed assets has occurred primarily in the firm’s mid-cap fund, which has experienced significant asset outflows since the beginning of 2008 due to inconsistent performance. RCM continues to develop new products to counter this trend. These new products have attractive investment performance and are experiencing asset inflows, but they are still building critical mass and profitability. Wilmington Trust maintains its confidence in RCM’s leadership and long-term prospects for profitability.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: June 24, 2008	By:	/s/ Ted T. Cecala
		Name:	Ted T. Cecala
		Title:	Chairman of the Board and Chief Executive Officer (Authorized officer)